                                                                   EXHIBIT 10.28

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT


                                     BETWEEN


                                MERCK & CO., INC.


                                       AND


                         AURORA BIOSCIENCES CORPORATION

                                TABLE OF CONTENTS

1    Definitions..............................................................3
2    System Development and Delivery..........................................9
3    Collaborative Screen Program............................................15
4    Service and Support.....................................................22
5    Intellectual Property Rights............................................22
6    Payments of Royalties, Accounting for Royalties, and Records............24
7    Intellectual Property Enforcement and Defense of Infringement Claims....25
8    Treatment of Confidential Information; Publicity........................26
9    Patent Prosecution and Copyrights.......................................29
10   Warranties and Indemnification..........................................29
11   Term, Partial Performance and Termination...............................31
12   Miscellaneous...........................................................32

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

THIS AGREEMENT is entered into as of December 18, 1997 (the "Effective Date") by and between MERCK & CO., INC., a New Jersey corporation, having offices at One Merck Drive, White House Station, NJ 08889-0100 ("Merck"), and AURORA BIOSCIENCES CORPORATION, a Delaware corporation having offices at 11010 Torreyana Rd., San Diego, California 92121 ("Aurora").

                                    RECITALS

WHEREAS, Aurora has expertise in the development of automated ultra-high throughput screening systems and screening biologies used therein and has rights to certain intellectual property related thereto; and

WHEREAS, Aurora has the scientific expertise and capacity to undertake the activities described below; and

WHEREAS, Merck has the capability to undertake screening and development of drug products for the prevention and treatment of human and animal diseases and disorders.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties agree as follows:

1    DEFINITIONS

As used herein, the following terms shall have the following meanings:

    1.1 "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with a party. As used in this definition, the term control shall mean direct or indirect beneficial ownership of more than *** of the voting or equity interest in such corporation or other business entity.

    1.2 "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

    1.3     "Annual Work Plan" means ***.

    1.4     "Aurora Copyrights" means all ***.

    1.5     "Aurora Patent Rights" means ***.

    1.6     "Aurora Reporter" means ***.



*** CONFIDENTIAL TREATMENT REQUESTED

    1.7     "Aurora Reporter System" means the ***.

    1.8     "Aurora Reporter System Technology" means all ***.


    1.9     "Aurora Reporter System Patent Rights" means ***.

    1.10    "Aurora Screening Program" shall have the meaning set forth in
            Section 3.1.1.7.

    1.11    "Aurora Technology" means ***.

    1.12    "Aurora System Patent Rights" means ***.

    1.13    "Aurora System Technology" means ***.

    1.14    "Aurora VIPR Copyrights" means ***.

    1.15    "Aurora VIPR Patent Rights" means ***.

    1.16    "Aurora VIPR Technology" means ***.

    1.17    "Authorized Affiliates" means the affiliates of Merck listed on
            Exhibit 1.15.

    1.18 "Automated Plate Replication System" or "APRS" shall have the meaning set forth in Section 2.1.2.1.2, the features of which are set forth in Exhibit 1.1 hereto.

    1.19    "Collaborative Screen" means ***.

    1.20    "Collaborative Screen Program" shall have the meanings set forth in
            Section 3.1.

    1.21    "Collaborative Period" shall have the meaning set forth in Section
            3.1

    1.22    "Combination Product" means a ***.

    1.23    "Compound" means ***.

    1.24    "Compound Supply" has the meaning set forth in Section 3.1.1.8.

    1.25 "Confidential Information" means all information, data, and Materials received by either party from the other party pursuant to this Agreement and all information, data, and Materials developed in the course of the collaboration and/or activities of the parties under this Agreement, including, without limitation, Technology of each party, subject to the exceptions set forth in Section 8.1.3.

    1.26 "Control" or "Controlled" means, with respect to tangible and intellectual property, possession by a party of the ability to grant a license or sublicense in accordance with the

*** CONFIDENTIAL TREATMENT REQUESTED
         terms of this Agreement, and without violating the terms of any agreement by such party with any Third Party.

    1.27 "CSP Steering Committee" shall have the meaning set forth in Section 3.1.1.1.

    1.28    "CSP Work Plan" shall have the meaning set forth in Section 3.1.1.4.

    1.29    "Deliverables" has the meaning set forth in Section 2.1.2.1 hereof.

    1.30    "Derivative" means ***.

    1.31    "Development Candidate" means ***.

    1.32    "Effective Date" means December 18, 1997.

    1.33    "FDA" shall mean ***.

    1.34    "FTE" shall have the meaning set forth in Section 3.1.1.5.

    1.35    "Hit" means ***.

    1.36    "IND" means an ***.

    1.37    "Internal Research" means ***.

    1.38 "Invention" means any new and useful idea or discovery, including without limitation a new and useful process, machine, manufacture, or composition of matter, or improvement thereto, whether or not patentable.

    1.39 "Know-How" means information and data that is not generally known to the public, including, but not limited to : Inventions, designs, concepts, algorithms, formulae, software, techniques, practices, processes, methods, knowledge, skill, experience, expertise and technical information.

    1.40 "Licensee" means a Third Party to whom Merck grants a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Development Candidates.

    1.41 "Licensor" means a Third Party that grants Merck a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Development Candidates.

    1.42    "Manufacturing Cost" means ***.

*** CONFIDENTIAL TREATMENT REQUESTED

    1.43    "Materials" means ***.

    1.44    "Merck Copyrights" means ***.

    1.45    "Merck Patent Rights" means ***.

    1.46 "Merck Technology" means Technology owned or Controlled by Merck which is necessary for the performance of Aurora's obligations in the Collaborative Screen Program.

    1.47    "Module 1" has the meaning set forth in Section 2.1.2.1.1 hereof.

    1.48    "Module 2" has the meaning set forth in Section 2.1.2.1.4 hereof.

    1.49    "Module 3" has the meaning set forth in Section 2.1.2.1.5 hereof.

    1.50    "NDA" means a ***.

    1.51 "Net Sales" shall mean, with respect to Product(s), *** less the following items:

                          i) trade, and/or, quantity discounts, cash discounts, bad debt, sales and excise taxes, freight or other transportation costs, insurance charges, additional special packaging, duties, tariffs, and other governmental charges (other than and an income tax), actually paid or allowed;

                          ii) the standard inventory cost of devices used for
                              dispensing or administering the Product(s) which accompany the Product(s) as they are sold;

                         iii) credits, charge-back rebates, reimbursements or
                              similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, governmental agencies and other institutions, but only to the extent actually allowed;

                          iv) credits or allowances for rejection or return of
                              Products previously sold; and


                          v) payment or rebates actually paid in connection with government sponsored health insurance programs.


        Such amounts shall be determined from the books and records of Merck maintained in accordance with GAAP consistently applied.

*** CONFIDENTIAL TREATMENT REQUESTED

        ***

  1.52      "Optional Deliverable" shall have the meaning set forth in Section
        2.1.5.5.

  1.53      "Optional Module 1" shall have the meaning set forth in Section
        2.1.5.1.

  1.54      "Optional Module 2" shall have the meaning set forth in Section
        2.1.5.2.

  1.55      "Optional SDS" shall have the meaning set forth in Section 2.1.5.3.

  1.56      "Optional VIPR" shall have the meaning set forth in Section 2.1.5.4.

  1.57      "Patent Rights" means all ***.

  1.58      "Product" means ***.

  1.59 "Royalty Term" means, in the case of any Product and as to any country, the period of time commencing on the first commercial sale for use or consumption of such Product in such country and ending upon the date that is *** after the date of such first commercial sale for use or consumption of such Product in such country.

*** CONFIDENTIAL TREATMENT REQUESTED

  1.60      "Screen Development Stage" shall have the meaning set forth in
        Section 2.1.2.1.3, the features of which are set forth in Exhibit 1.1 hereto.

  1.61 "Selection Procedure" of molecular targets shall have the meaning set forth in Section 3.1.1.2 hereof.

  1.62      ***.

  1.63 "Specifications" of the System or the VIPR shall have the meaning set forth in Section 2.1 hereof.

  1.64 "Subsidiary" means any corporation, association or other entity in which a party directly or indirectly beneficially owns 100% of the voting or equity interest.

  1.65      "System" means ***.

  1.66      "System Steering Committee" shall have the meaning set forth in
        Section 2.1.1.

  1.67      "System Target Delivery Date" has the meaning set forth in Section
        2.1.2.1 hereof.

  1.68      "Technology" means Materials and Know-How.

  1.69 "Term" means the period beginning on the Effective Date and terminating in accordance with this Agreement, as set forth in Article 11.

  1.70 "Third Party" means any entity other than Aurora, its Subsidiaries or its Affiliates or Merck, its Subsidiaries or its Authorized Affiliates.

  1.71      "Tracking Record" shall have the meaning set forth in Section
        6.4.2.1 hereof.

  1.72 "Valid Claim" means: (a) an issued claim under an issued patent within the Patent Rights, which has not (i) expired or been canceled,
        (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned; or (b) a claim included in a pending patent application within the Patent Rights that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), or
        (iv) abandoned.

  1.73      "Validation" has the meaning set forth in Section 2.1.3 and 2.1.5.6.

  1.74 "VIPR" shall have the meaning set forth in Section 2.1.2.2, the features of which are set forth in Exhibit 1.3 hereto.

*** CONFIDENTIAL TREATMENT REQUESTED

2    SYSTEM DEVELOPMENT AND DELIVERY

    2.1 System Development. Aurora will use reasonable efforts to design, develop, supply, and install the System and VIPRs within the time periods and in accordance with the terms hereof. The Specifications for the Deliverables and VIPRs to be provided by Aurora are set forth in
        Exhibit 1.1 and Exhibit 1.3 hereto, respectively (the "Specifications").

        2.1.1 Project Management. The parties shall establish a steering committee to coordinate the development of the System and to perform testing for the Validation of the Deliverables and VIPR(s) (the "System Steering Committee"). The System Steering Committee will be established not later than thirty (30) days after the Effective Date. The System Steering Committee will consist of three (3) representatives designated by Merck and three (3) representatives designated by Aurora. Each representative will have one vote resulting in each party having exactly three votes. Decisions by the System Steering Committee shall be made by unanimous vote, requiring a quorum of four (4) voting representatives. The System Steering Committee will meet at least four times per year at mutually agreed upon times and locations using mutually agreed upon meeting formats, including tele- and video-conferencing provided, that the members of the System Steering Committee shall use reasonable efforts to schedule such meetings at least thirty (30) calendar days prior to each payment date for the quarterly payments required pursuant to
           Section 2.1.4.7. The System Steering Committee shall maintain accurate records to document the discussions and decisions at each meeting. Meeting minutes or summaries shall be prepared in accordance with procedures established by the System Steering Committee at its first meeting and shall be distributed to all members of the System Steering Committee for review and approval. Aurora will also submit progress reports to the System Steering Committee at such time(s) as the System Steering Committee may reasonably request and no less than twice per year. Each party shall bear its own expenses in connection with attendance by its representatives at meetings of the System Steering Committee.


        2.1.2 Development and Delivery. During the term of this Agreement, Merck representatives shall have the right, upon reasonable advance written notice to Aurora, to visit the facilities where the System is being developed. During the System development, Aurora shall provide Merck with information regarding recommended facility specifications for housing and operating the System and shall share information regarding recommended operating conditions.

           2.1.2.1 Development. Aurora will use reasonable efforts to develop and install the deliverables for the System ("Deliverables") according to the estimated delivery dates set forth below (each such date referred to as a "System Target Delivery Date"):

               2.1.2.1.1  Module 1 - Automated Storage and Retrieval - ***;

               2.1.2.1.2  One Automated Plate Replication System ("APRS") - ***;

*** CONFIDENTIAL TREATMENT REQUESTED

               2.1.2.1.3  One Screen Development Stage - ***(Screen Development
                  Stage);

               2.1.2.1.4 Module 2 - Liquid handling, Screening Formats,
                  Detection and Three (3) Screen Development Stages - ***; and

               2.1.2.1.5 Module 3 - Informatics, Integration, and Control System
                  ("Module 3") - ***.

           2.1.2.2 VIPR Development. In addition, Aurora will use reasonable efforts to develop the voltage ion probe reader, as further described in Exhibit 1.3 (the "VIPR") and ***. If such installation includes integration of a VIPR into an existing screening system, the parties will negotiate in good faith for the terms of such integration.

           2.1.2.3 Shipment, and Installation. Aurora will be responsible for the appropriate packaging of all Deliverables and VIPRs to be delivered to Merck. Aurora will provide Merck with written notice at least thirty (30) days before the anticipated date that each Deliverable or VIPR will be ready for shipping, and Merck will be responsible for arranging the shipment and for paying associated delivery charges, including insurance and sales tax, if applicable. Aurora will provide Merck with written notice of actual shipment for accounting purposes pursuant to Section
               2.1.4. Aurora will begin installation of each Deliverable and VIPR within fifteen (15) working days of delivery to Merck and will use reasonable efforts to complete such installation promptly thereafter and Merck will use reasonable efforts to prepare in advance for such installation and to facilitate such installation after delivery. Merck will provide Aurora with written notice at least thirty (30) days before such installation of any expected delays or problems with the installation site at Merck. Aurora will install all Deliverables and VIPRs, unless otherwise mutually agreed to in writing. Aurora will be responsible for its employees or contractors performing such installation including salaries, benefits and workers compensation. Aurora shall provide Merck with timely notice of any anticipated change in a System Target Delivery Date. Merck may agree, but shall not be required, to accept delivery of a Deliverable earlier than the relevant System Target Delivery Date. Merck shall provide Aurora with timely notice of any anticipated change in being able to accommodate the delivery of a Deliverable on a System Target Delivery Date. If Merck is unable to take of delivery of a Deliverable within sixty (60) days after the relevant System Target Delivery Date, the System Steering Committee may Validate such Deliverable pursuant to Section 2.1.3 at Aurora instead of at Merck; provided, however, that the Deliverable will also be Validated by the System Steering Committee at Merck and Merck will be entitled to the cure provisions pursuant to Section 2.1.3 (i), (ii) or (iii).

        2.1.3 Validation Testing. All Deliverables and VIPRs shall be subject to testing by or for Aurora and by or for Merck. Within thirty days (30) day after installation of a Deliverable or VIPR, the System Steering Committee shall perform tests necessary to determine that a Deliverable or a VIPR conforms to the Specifications for such

*** CONFIDENTIAL TREATMENT REQUESTED

           Deliverable or VIPR ("Validation"). Upon such Validation Aurora shall give Merck written notice. If the members of the System Steering Committee, acting in good faith, cannot agree that a Deliverable or VIPR satisfies the criteria for Validation within such thirty (30) day period, Aurora shall have an additional sixty (60) days to cure such Deliverable's or VIPR's inability to satisfy the Specifications. If Aurora is unable to cure such Deliverable or VIPR within sixty
           (60) days of such notice, Merck may elect to:

                 (i)  accept such Deliverable or VIPR and such Deliverable or
                         VIPR will be considered Validated;

                 (ii) permit Aurora to cure such Deliverable's or VIPR's
                         inability to satisfy the Specifications during an additional cure period determined by Merck; or

                (iii) request, and receive from Aurora, a refund of the full amount paid for such Deliverable (not including any payments made as an entry payment paid under Section
                         2.1.4.1 or an ongoing quarterly payment paid under
                         Section 2.1.4.7) within thirty (30) days of the end of such cure period(s).

           If Merck elects to receive a refund pursuant to Section 2.1.3 (iii), Merck must ship such Deliverable or VIPR to Aurora in substantially its original condition within thirty (30) days of such election, and Aurora shall bear all delivery risks and charges, including insurance and sales tax, if applicable. Merck's rights under this Section 2.1.3 are in addition to it rights pursuant to Section 11.3.2 hereof.

        2.1.4 Payments relating to System Deliverables and VIPR. Merck will make the following payments to Aurora in consideration of the development, delivery, and Validation of Deliverables and VIPRs:

           2.1.4.1 An entry payment of *** shall be made within thirty (30) business days after the Effective Date.

           2.1.4.2 Module 1: A payment of *** shall be made in two equal installments: one installment of *** within thirty (30) days after *** and one installment of ***.

           2.1.4.3 For the APRS of Section 2.1.2.1.2, a payment ***shall be made in two equal installments: one installment of *** and one installment of ***.

           2.1.4.4 For the Screen Development Stage of Section 2.1.2.1.3, a payment *** shall be made in two equal installments: one installment of *** and one installment of ***.

           2.1.4.5 Module 2: A payment *** shall be made in two equal installments: one installment of ***.2.1.4 and one installment
               ***.

*** CONFIDENTIAL TREATMENT REQUESTED

           2.1.4.6 Module 3: A payment of *** shall be made in two equal installments: one installment of *** and one installment of ***.

           2.1.4.7 As partial consideration for the design and development of the System, Merck shall make payments to Aurora of *** each, the first payment to be made on or before the first January 15, April 15, July 15 or October 15 occurring after the Effective Date and then every three months thereafter, which payments shall cease upon the first to occur of (i) the date that represents *** or
               (ii) the date of Validation of Module 3 pursuant to Section 2.1.3; provided, however, that (subject to Section 2.1.2.3) if the Validation of Module 3 pursuant to Section 2.1.3 occurs prior to the date that Merck shall have ***hereunder, Merck shall pay to Aurora in a lump sum, within thirty (30) days after Validation of Module 3 pursuant to Section 2.1.3 those payments remaining that would raise the total number of payments made under this
               Section 2.1.4.7 by Merck ***.

           2.1.4.8 For each VIPR developed pursuant to Section 2.1.2.2 a payment of *** shall be made in two equal installments: one installment of ***.

        2.1.5  Option for Additional Deliverables.

           2.1.5.1 Optional Module 1: Merck will have the option to obtain an additional Module 1, *** during the period from the Effective Date to twelve (12) months after the Validation of Module 1 pursuant to Section 2.1.3. To exercise such option, Merck will notify Aurora in writing within such option period and pay to Aurora *** within thirty (30) days of such election. The option may be extended to the period from the Effective Date to twenty *** during such initial option period. Such amount is non-refundable ***. Aurora will use reasonable efforts to develop and install the Optional Module 1 according to the estimated delivery date of twelve (12) months after the receipt by Aurora of the total payment for Optional Module 1. The parties understand that the delivery date may vary due to availability of supplies and components. Aurora will promptly notify Merck of changes in the estimated delivery date for the Optional Module 1. The Optional Module 1 shall be subject to Validation testing in accordance with Section 2.1.5.6.

           2.1.5.2 Optional Module 2: Merck will have the option to obtain an additional Module 2 (the "Optional Module 2***. To exercise such option, Merck will notify Aurora in writing within such option period and pay to Aurora *** within thirty (30) days of such election. Aurora will use reasonable efforts to develop and install each Optional Module 2 according to the estimated delivery date of Eighteen (18) months after the receipt by Aurora of such payment for the first Optional Module 2. The estimated delivery date of all subsequent Optional Modules 2(s), if any, will be mutually agreed upon by the parties. The parties understand that the delivery date may vary due to availability of supplies and components. Aurora will promptly notify Merck of changes in the estimated delivery date for an Optional Module 2.

*** CONFIDENTIAL TREATMENT REQUESTED

               Each Optional Module 2 shall be subject to Validation testing in accordance with Section 2.1.5.6.

           2.1.5.3 Optional SDS: Merck will have the option to obtain an additional Screen Development Stage (the "Optional SDS"), ***, during the period from ***. To exercise such option, Merck will notify Aurora in writing within such *** for each Optional SDS within thirty (30) days of such election. Aurora will use reasonable efforts to develop and install the first Optional SDS according to the estimated delivery date of Twelve (12) months after the receipt by Aurora of such payment for the first Optional SDS. The estimated delivery date of all subsequent Optional SDS(s) will be mutually agreed upon by the parties. The parties understand that the delivery date may vary due to availability of supplies and components. Aurora will promptly notify Merck of changes in the estimated delivery date for an Optional SDS. Each Optional SDS shall be subject to Validation testing in accordance with Section 2.1.5.6.

           2.1.5.4 Optional VIPRs: Merck will have the option to obtain an additional VIPR (the "Optional VIPR"), or up to a total of *** each, during the period from the Effective Date to twelve (12) months after the first Validation of a VIPR pursuant to Section
               2.1.3. To exercise such option, Merck will notify Aurora in writing within such option period and pay to ***. Aurora will use reasonable efforts to develop and install the first Optional VIPR according to the estimated delivery date of twelve (12) months after the receipt by Aurora of such payment for the first Optional VIPR. The estimated delivery date of all subsequent Optional VIPR(s) will be mutually agreed upon by the parties. The parties understand that the delivery date may vary due to availability of supplies and components. Aurora will promptly notify Merck of changes in the estimated delivery date for an Optional VIPR. Each Optional VIPR shall be subject to Validation testing in accordance with Section 2.1.5.6.

           2.1.5.5 Delivery of the Optional Deliverables: Aurora will be responsible for the appropriate packaging of each Optional Module 1, Optional Module 2, Optional SDS, and Optional VIPR ("Optional Deliverables") to be delivered to Merck. Aurora will provide Merck with written notice at least thirty (30) days before the anticipated date that each Optional Deliverable will be ready for shipping, and Merck will be responsible for arranging the shipment and for paying associated delivery charges, including insurance and sales tax, if applicable. Aurora will begin installation of each Optional Deliverable within fifteen (15) working days of delivery to Merck and will use reasonable efforts to complete such installation promptly thereafter and Merck will use reasonable efforts to prepare in advance for such installation and to facilitate such installation after delivery. Merck will provide Aurora with written notice at least thirty
               (30) days before such installation of any expected delays or problems with the installation site at Merck. Aurora will install all Optional Deliverables, unless otherwise mutually agreed to in writing. Aurora will be responsible for its employees or contractors performing such installation including salaries, benefits and workers compensation. Aurora shall provide Merck with timely notice of any anticipated change in a scheduled delivery date for an

*** CONFIDENTIAL TREATMENT REQUESTED

               Optional Deliverable. Merck may agree, but shall not be required, to accept delivery of an Optional Deliverable earlier than the relevant scheduled delivery date. Merck shall provide Aurora with timely notice of any anticipated change in being able to accommodate the delivery of an Optional Deliverable.

           2.1.5.6 Validation Testing for Optional Deliverables. All Optional Deliverables shall be subject to testing by or for Aurora and by or for Merck. Within thirty days (30) day after installation of an Optional Deliverable, the System Steering Committee shall perform tests necessary to determine that an Optional Deliverable conforms to the Specifications for such Optional Deliverable. Upon such Validation Aurora shall give Merck written notice. If the members of the System Steering Committee, acting in good faith, cannot agree that an Optional Deliverable satisfies the criteria for Validation within such thirty (30) day period, Aurora shall have an additional sixty (60) days to cure such Optional Deliverable's inability to satisfy the Specifications. If Aurora is unable to cure such Optional Deliverable within sixty (60) days of such notice, Merck may elect to:

               (i) accept such Optional Deliverable and such Optional
                      Deliverable will be considered Validated;

               (ii) permit Aurora to cure such Optional Deliverable's inability to satisfy the Specifications during an additional cure period determined by Merck; or

              (iii) request, and receive from Aurora, a refund of the full amount paid for such Optional Deliverable (not including any payments made as an entry payment paid under Section
                      2.1.4.1 or an ongoing quarterly payment paid under Section 2.1.4.7) within thirty (30) days of the end of such cure period(s).

           If Merck elects to receive a refund from Aurora under Section 2.1.5.6
           (iii), Merck must ship such Optional Deliverable to Aurora in substantially its original condition within thirty (30) days of such election, and Aurora shall bear all delivery risks and charges, including insurance and sales tax, if applicable. Merck's rights under this Section 2.1.5.6 are in addition to it rights pursuant to
           Section 11.3.2 hereof.

        2.1.6  Syndicate Formation, Limitations and Most Favored Nations.

           2.1.6.1 Syndicate Formation and Limitations. It is understood that Aurora may collaborate with, and supply to, and grant certain license rights with respect to the use and supply of a system substantially conforming to the specifications of the System and the Aurora Reporter System to Third Parties.

               2.1.6.1.1 System. Notwithstanding the foregoing, Aurora covenants and agrees that, so long as Merck is not in default of a payment obligation hereunder with respect to the System and Aurora Reporter Systems for more than thirty (30) days after receiving notice of such payment default, and Merck has not

*** CONFIDENTIAL TREATMENT REQUESTED
                  terminated its purchase of the System pursuant to Section 11.2, 11.3, or 11.4, then, ***.

               2.1.6.1.2 Aurora Reporter Systems. Notwithstanding Section
                  2.1.6.1, Aurora covenants and agrees that, so long as Merck is not in default of a payment obligation hereunder with respect to the System or the Aurora Reporter System for more than thirty (30) days after receiving notice of such payment default and Merck has not terminated its purchase of the System pursuant to Section 11.2, 11.3, or 11.4, then, ***.

           2.1.6.2 Most Favored Nations. If, during the ***. Upon written notification by Merck to Aurora, Aurora will select a consultant reasonably acceptable to Merck who will perform a confidential review of the value of the terms of such Third Party agreement. If Merck chooses to substitute such terms, as a whole, and such substituted terms would require payments from Merck that have not then been made by Merck, then Merck shall promptly pay the same to Aurora. If Merck chooses to substitute such terms, as a whole, and such substituted terms exceed the amount owed to Aurora, Aurora shall credit the difference of such overpayments to future payments to be made hereunder by Merck under Article 2 or Article 3, as appropriate.

3    COLLABORATIVE PROGRAM

    3.1 Collaborative Program. For a period of five (5) years following the Effective Date (the "Collaborative Period") the parties will collaborate in the development of Inventions and Technology and the development and validation of Collaborative Screens as part of development programs (the "Collaborative Screen Programs" or a "CSPs"), as follows:

        3.1.1 Development Program. Merck and Aurora will use reasonable efforts to identify targets for screen development, improvements to the System, new instrumentation or new reporters for development as part of an Annual Work Plan.

           3.1.1.1 CSP Steering Committee. No later than thirty (30) days after the Effective Date, the parties shall establish a CSP Steering Committee (the "CSP Steering Committee"). The CSP Steering Committee shall consist of three (3) representatives designated by Merck and three (3) representatives designated by Aurora. Each representative will have one vote resulting in each party having exactly three votes. Decisions by the CSP Steering Committee will be made by unanimous vote, requiring a quorum of four voting representatives. The CSP Steering Committee will meet at least three times per year at mutually agreed upon times and locations using mutually agreed upon meeting formats, including tele- and video-conferencing; provided, that the members of the CSP Steering Committee shall use reasonable efforts to schedule such meetings at least thirty (30) calendar days prior to each payment date for the quarterly payments required pursuant to Section
               3.1.1.5. The CSP Steering Committee shall maintain accurate records to document the discussions and decisions at each meeting. Meeting minutes or summaries shall

*** CONFIDENTIAL TREATMENT REQUESTED
               be prepared in accordance with procedures established by the CSP Steering Committee at its first meeting and shall be distributed to all members of the CSP Steering Committee for review and approval.

           3.1.1.2 Screen Selection. Within fifteen (15) days after the Effective Date, and at least ninety (90) days prior to the first, second, third and fourth anniversaries of the Effective Date, Merck will propose in writing to Aurora molecular targets which Merck believes are reasonably feasible for development of screens for the next Annual Work Plan. For each proposed molecular target, Merck shall provide Aurora with a written proposal describing such molecular target. Within thirty (30) days after the Effective Date, and in subsequent years, within forty-five
               (45) days after receiving such information from Merck, and further information as Aurora may reasonably request regarding a proposed molecular target, Aurora shall provide to Merck an estimate of the approximate resources required for such screen development and shall notify Merck as to whether Aurora accepts such proposed target; provided, however, that Aurora may only reject a proposed target if it reasonably believes that the development of a Collaborative Screen for such proposed target
               (i) would be inconsistent with Aurora's Third Party obligations,
               (ii) would cause Aurora to infringe the intellectual property rights of a Third Party, (iii) would require more than two FTEs for twelve months or (iv) would not be feasible in view of the resources and expertise required to complete such Collaborative Screen . Merck and Aurora will repeat the foregoing selection procedure ("Selection Procedure") and will use reasonable efforts, to select at least three (3) molecular targets, for the Annual Work Plan for each year, for which screen development shall be initiated ***.

           3.1.1.3 Instrumentation and New Reporter Development. During the Collaborative Period, Merck may also propose new instrumentation (including improvements to the System) and new reporters that Merck believes are reasonably feasible for development as part of an Annual Work Plan. Within forty five (45) days of receiving such proposal, and further information as Aurora may reasonably request regarding such new instrumentation or new reporters, Aurora shall notify Merck whether Aurora reasonably believes that the development of such instrumentation or reporters are reasonably feasible and if such development is consistent with Aurora's Third Party obligations and will notify the CSP Steering Committee of the following: (i) the approximate resources that Aurora believes would be required to be provided by Merck through the CSP Steering Committee and funded pursuant to Section 3.1.1.3 for the development of such new instrumentation or reporters; or
               (ii) the approximate resources that Aurora believes would be required to be provided by Merck through the CSP Steering Committee and funded pursuant to Section 3.1.1.3 and the resources that Aurora proposes to provide for the development of such new instrumentation or reporters. Within thirty (30) days of such notification, Merck, in its sole discretion, shall determine whether to initiate such development of new instrumentation or reporters under Sections 3.1.1.3(i) or 3.1.1.3(ii) and the CSP Steering Committee will coordinate the preparation of a written work plan for such

*** CONFIDENTIAL TREATMENT REQUESTED
               development. Merck and Aurora may mutually agree upon additional funding to be provided by Merck for such development.

           3.1.1.4 Coordination of Development. The CSP Steering Committee will coordinate the development of Collaborative Screens, new instrumentation or new reporters during the Collaborative Period (including the formation and management of a CSP Work Plan described below in this Section 3.1.1.4 for each Collaborative Screen within sixty (60) days of Aurora choosing to accept a Merck proposed molecular target), generate (or modify) and implement each CSP Work Plan, as defined below, and Annual Work Plan, and approve the validation of each Collaborative Screen. Promptly following mutual agreement on the selection of each target, the CSP Steering Committee will coordinate the preparation of a written work plan (a "CSP Work Plan"), which shall set forth the respective responsibilities of the parties in the development of each Collaborative Screen, and which must be approved by the CSP Steering Committee. Each such CSP Work Plan will also contain a description of the specific assay components and documentation to be produced and proposed validation criteria for each Collaborative Screen. Each CSP Work Plan will be adopted from an Annual Work Plan on a target by target basis. Promptly following the approval of each CSP Work Plan, the parties will commence their respective duties under the CSP Work Plan for the development of the applicable Collaborative Screen. All work under a CSP Work Plan shall be performed in accordance with the provisions of this Agreement, and each party will use its reasonable efforts to complete its obligations under the CSP Work Plan as expeditiously as practicable. ***.

*** CONFIDENTIAL TREATMENT REQUESTED

           3.1.1.5 Payments for Development. As partial consideration for the development of Inventions and Technology and the Collaborative Screens to be developed by Aurora or by Aurora and Merck, Merck shall pay *** per year for a period of *** beginning on the Effective Date for such development. The fully-burdened rate for each Aurora full time equivalent shall *** per year based on a minimum *** per year, annually increased on the anniversary of the Effective Date to reflect adjustment in the CPI, using January 1, 1997 as the base year (a "FTE"). Such payments shall be payable in quarterly payments ***, the first payment to be made on or before the first January 15, April 15, July 15 or October 15 occurring after the Effective Date and the subsequent Nineteen (19) such quarterly payments made every three months thereafter. Such payments shall be non-refundable and non-creditable. In no event shall Merck be obligated to pay more than *** under this Section 3.1.1.5 per year of the Collaborative Period. The parties acknowledge that the total number of FTEs may be reduced due to CPI adjustment. Of the Aurora FTEs funded by Merck, Aurora will dedicate three (3) FTEs to ***. All other FTEs each year will be allocated from a pool of Aurora personnel resources that will contain individuals that may have expertise or experience that can be applied to a particular Collaborative Screen, new instrumentation or new reporter. The parties understand and agree that Aurora is not obligated to enter into a CSP Work Plan where more than two (2) FTEs for one year would reasonably be needed to complete the work under such CSP Work Plan.

           3.1.1.6 Screen Validation. When Aurora completes the development of a Collaborative Screen, it shall provide the CSP Steering Committee with a written report describing the Collaborative Screen and the data demonstrating compliance with the CSP Work Plan including the validation criteria. Aurora will also permit Merck representatives to visit the facilities of Aurora to test and verify compliance of the Collaborative Screen with the validation criteria. Merck, through the CSP Steering Committee, will approve the report and accept the Collaborative Screen, or provide Aurora a written explanation for declining such acceptance within thirty
               (30) days of receipt of the report by committee members. Upon acceptance of each Collaborative Screen to be developed by Aurora, Aurora will submit to Merck an invoice for *** of the date of such invoice.

           3.1.1.7 Screening by Aurora. For the Collaborative Screens validated, pursuant to Section 3.1.1.6, Merck may elect to have Aurora test, using reasonable efforts, up to *** provided by Merck or agreed to by the parties pursuant to Section 3.1.1.8. Aurora shall with regard to each such Collaborative Screen, screen Compounds in a manner determined by the CSP Steering Committee and provide retests of Compounds for putative Hits, and determination of crude IC50's or EC50's as determined by the CSP Steering Committee (collectively referred to as an "Aurora Screening Program"). At Merck's request, the parties will negotiate in good faith the terms for alternative screening arrangements to be provided by Aurora. The data resulting from such activities using the Compound Supply shall be owned by Merck and shall be stored in a separate file in the Aurora database. Merck employees or agents shall have access to such data and shall have the right to transfer such data to

*** CONFIDENTIAL TREATMENT REQUESTED

               Merck's internal database. Aurora shall not have any right to use such data for any purpose, for itself or for any Third Party.

           3.1.1.8 Compound Supply. Merck shall, at its expense, supply Aurora with Compounds selected by Merck for an Aurora Screening Program. In the event that Merck desires to have Aurora test in an Aurora Screening Program a chemical (including a library of chemicals) owned, accessed or Controlled by Aurora, the parties agree to negotiate in good faith the terms and conditions under which such chemicals may be screened. Any Compound supplied by Merck for use in an Aurora Screening Program will be provided in 96-well or 384-well-microtiter plates, in quantities, form and format as agreed by the CSP Steering Committee ("Compound Supply"). Aurora agrees not to transfer the Compound Supply to any Third Party, attempt to analyze the Compound Supply for purposes of determining structure, or to use the Compound Supply for purposes not contemplated herein without Merck's prior written consent. Aurora will return or destroy (at Merck's election) such Compound Supply upon written notice by Merck.

           3.1.1.9 Screening Payments. If Merck during the Collaborative Period elects to have Aurora use a Collaborative Screen to screen Compounds or other chemicals pursuant to Section 3.1.1.7, in partial consideration for each such Aurora Screening Program Merck will pay ***. Such payment shall be inclusive of all costs incurred by Aurora relating to labor, screening equipment, and supplies (other than chemicals or reagents unique to a Collaborative Screen). If Aurora determines that the expenses which would be incurred by Aurora with respect to any such Aurora Screening Program would ***, Aurora shall notify Merck, and Merck may in its sole discretion, elect to provide additional funding in an amount to be determined by Merck.

        3.1.2 Deployment of Collaborative Screen by Merck. For each Collaborative Screen, upon receipt of the payment made by Merck to Aurora pursuant to Section 3.1.1.6, Aurora will ship the Collaborative Screen to Merck. For each such transferred Collaborative Screen, Merck will use reasonable efforts to employ such Collaborative Screen to screen Compounds, using Merck's then current screening practices, consistent with Merck's usual drug discovery and development practices. If after one hundred and eighty
           (180) days after such shipment, Merck does not, or is unable to successfully employ such Collaborative Screen to identify Hits, Merck will notify Aurora. At Merck's sole discretion, Merck may request that Aurora initiate an Aurora Screening Program for such Collaborative Screen at Aurora as set forth in Section 3.1.1.7.

        3.1.3 Additional Screens. Subject to the same terms and conditions set forth in Sections 3.1.1, and 3.1.2 and Aurora's approval, such approval shall not be unreasonably withheld, Merck may elect to increase the number of Collaborative Screens initiated during any year of the Collaborative Period to ***.

*** CONFIDENTIAL TREATMENT REQUESTED

        3.1.4 Payments to Aurora. In addition to such payments as are made by Merck to Aurora pursuant to Section 3.1.1 hereof, the following payments shall be made to Aurora for each Collaborative Screen:

           3.1.4.1Milestones. Merck will pay to Aurora:

               For the first *** that reaches the following milestone events, Merck will promptly provide Aurora with written notification and will pay the following amounts to Aurora within thirty (30) days following such notification from Merck.


                  Milestone
                  Event                                    Payment (US$)
                  ---------                                -------------

                      i)     ***

                     ii)     ***

                    iii)     ***

                     iv)     ***

                      Each of the foregoing payments shall only be made for *** to reach the milestone event and ***

           3.1.4.2 Royalties. For *** Merck shall pay Aurora a royalty with respect to *** that become Products developed and marketed for the activity of the kind and direction intended to be detected by such Collaborative Screen. Such royalty shall be payable during the Royalty Term in the amount of ***of worldwide Net Sales of each such Product. Exhibit 3.1 sets forth examples for determining Products on which royalties will be payable.

           3.1.4.3 If Merck provides any Hit, Derivative, Development Candidate, or Product as consideration to a Third Party, including as consideration for another chemical or target from a Third Party for development at Merck, Merck will: (i) remain obligated to the payment to Aurora of any milestones and royalties provided for in
               Article 3; or (ii) obligate such Third Party to pay to Aurora directly any milestones and royalties provided for in Article 3; or (iii) negotiate with Aurora in good faith alternative compensation for any such Hits, Derivatives, Development Candidates, or Products.

           3.1.4.4 Exceptions. Notwithstanding the foregoing, Merck shall not be obligated to pay Milestones or Royalties pursuant to 3.1.4.1 and
               3.1.4.2 with respect to the following:


*** CONFIDENTIAL TREATMENT REQUESTED

               (a)  ***;

               (b)  ***

               (c) Compounds identified by Merck without using a Collaborative Screen.

    3.2 Access to the Aurora Reporter System Technology and Aurora Reporter System Patent Rights. Merck's right to use the Aurora Reporters and Aurora Reporter System, as set forth in the license in Section 5.1.3, requires that Merck pay to Aurora an up-front license payment of *** for the first year following the Effective Date and an annual license payment of *** following the first anniversary of the Effective Date. The first annual payment will be made within ten (10) business days of the Effective Date and the remaining four annual payments will be made on the respective anniversaries of the first payment. ***, Merck may elect to maintain the annual license, as set forth in Section 5.1.3, for Aurora Reporters and the Aurora Reporter System for an annual payment of *** for consecutive one-year periods thereafter; provided, however, that any such obligation to pay such annual license payment shall terminate when there is no longer a Valid Claim of an issued patent within Aurora Reporter System Patent Rights. Upon expiration of such Valid Claim, Merck shall retain a fully paid-up, royalty free license to use any Aurora Reporter System Technology then in Merck's possession.

    3.3 Supply of Materials. So long as Merck has made payments in accordance with Section 3.2 hereof, then, at Merck's written request, Aurora will use reasonable efforts to supply within thirty (30) days after receipt of a written purchase order therefor, Materials pertaining to Aurora Reporters and the Aurora Reporter System as Merck may require in order to use the Aurora Reporters. Merck will be charged for all supplies so delivered at Aurora's ***. Merck will pay for all Materials so ordered within thirty (30) days after delivery to Merck. ***. The parties agree that if Merck requests ***, Aurora may, at its sole discretion, develop such cell lines and provide to ***shall be provided to Merck at ***.

    3.4 Ownership of Data. Subject to Sections 5.3.2 and 5.3.3, all results and data generated by or for Merck arising out of the use of the System, development and use of any Collaborative Screen, the exercise of any of the rights licensed under Section 5 hereof, or otherwise arising out of this Agreement shall be owned exclusively by Merck and shall be treated as Merck Confidential Information hereunder.

    3.5 Development of Products. Merck will in its discretion determine which, if any, Hit(s), or Derivative(s), will be approved as Development Candidates. Merck will use reasonable efforts consistent with Merck's usual drug development practices, for all pre-clinical and clinical development, including all regulatory filings, of Hits and Development Candidates arising out of this Agreement at no expense to Aurora. Merck shall have discretion and control over the conduct of all activities associated with the development or abandonment of any Hit, Derivative or Development Candidate, all regulatory activities relating to the manufacture, use or sale of any Development Candidate or Product, and the commercialization and marketing of any Product in any country and Merck will use its reasonable efforts, consistent with Merck's usual practice in developing, commercializing

*** CONFIDENTIAL TREATMENT REQUESTED
        and marketing its other similar pharmaceutical products, to attain all of the foregoing. All INDs, NDAs and other regulatory filings made or filed by Merck for any Development Candidate or Product shall be owned solely by Merck.

    3.6 Laboratory Facilities and Personnel. Aurora and Merck shall each, at their respective cost and expense, provide suitable and sufficient laboratory facilities and equipment, and will devote sufficient, experienced personnel, as is needed to carry out their respective obligations under this Agreement. In performing their activities hereunder, the parties shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of such work or activities. Where appropriate, such records shall be written into research notebooks and countersigned.

4    SERVICE AND SUPPORT

    4.1 Service and Support for the System. For the period commencing upon the Validation of Module 1 and ending *** after the Validation of Module 3 pursuant to Section 2.1.3, Aurora will provide service and support for the System and all system components, without additional charge to Merck with the exception of reasonable travel expenses within limits pre-approved by the parties. Service and support is more fully described on Exhibit 4.1 attached hereto ("Service and Support"). Aurora will be responsible for providing and paying for this Service and Support, whether provided by Aurora itself or through Third Party contractors. Aurora will designate an appropriate Aurora employee to coordinate such Service and Support. Following such initial period, Merck and Aurora will in good faith negotiate additional Service and Support.

    4.2 Service and Support for the VIPR(s). For the period commencing upon the Validation of a VIPR and ending *** after the Validation of such VIPR pursuant to Section 2.1.3, Aurora will provide Service and Support for such VIPR*** parties. After such ***, service and support for such VIPR will be on terms to be negotiated by the parties.

    4.3 Service and Support for Optional Deliverable. If Merck elects to purchase an Optional Deliverable, Aurora will provide Service and Support with respect ***, until twelve (12) months after the Validation of such Optional Deliverable pursuant to Section 2.1.3. After ***, service and support for such Optional Deliverable will be on terms to be negotiated by the parties.

    4.4 ***.

5    INTELLECTUAL PROPERTY RIGHTS

    5.1 Grant of Rights from Aurora to Merck.

        5.1.1 Intellectual Property Rights related to the System. Aurora hereby grants to ***.

*** CONFIDENTIAL TREATMENT REQUESTED

        5.1.2 Intellectual Property Rights Related to Collaborative Screens. Aurora, upon payment under Section 3.1.1.6, grants to Merck a non-exclusive, ***.

        5.1.3 Intellectual Property Rights related to Aurora Reporters. Aurora grants to Merck a non-exclusive, non-transferable, ***.

        5.1.4 Intellectual Property Rights Related to the VIPR. Aurora, hereby grants to Merck a non-exclusive, non-transferable, ***.

        5.1.5 Third Party Rights. The rights granted in Sections 5.1.1, 5.1.2,
           5.1.3 and 5.1.4 do ***. If during the Term of this Agreement Merck desires to obtain Third Party intellectual property rights that relate to the following:

           ***
           ***.

        5.1.6 During the Term of this Agreement, Merck will not enter into an agreement with a Third Party under which Merck will use Aurora Technology or Aurora Patent Rights in conjunction with such Third Party's targets or chemicals where Merck does not have an obligation in such agreement to develop and/or market pharmaceuticals to be identified using such targets or chemicals.

        5.1.7 Merck shall have ***; provided, however, that i) any ***of any of its obligations hereunder, including its payment obligations and ii) the rights of ***under Sections 5.1.1, 5.1.2, 5.1.3, and 5.1.4 will *** under such section pursuant to this Agreement. ***.

        5.1.8  ***.

    5.2 ***.

    5.3 Ownership of Intellectual Property and Property

        5.3.1  ***.

        5.3.2 ***Inventions and other Technology (including, without limitation, the intellectual property rights associated with Collaborative Screens, Compounds and Derivatives and pharmaceutical uses thereof) conceived or reduced to practice by its employees and agents, ***. Aurora agrees to execute any and all documentation necessary to perfect Merck's rights in such Inventions and Technology. Merck will grant to Aurora an irrevocable, worldwide, fully paid up, sublicensable, unrestricted, non-exclusive license to any improvements and associated intellectual property rights with respect to any Aurora Reporter or the Aurora Reporter System Technology that are conceived or made by the employees and agents of Merck, its Subsidiaries and Authorized Affiliates.

*** CONFIDENTIAL TREATMENT REQUESTED

        5.3.3  ***.

        5.3.4 Inventorship of patentable Inventions shall be determined in accordance with U.S. patent law.

6    PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES, AND RECORDS

    6.1 Payment and Reporting. The royalties due under Article 3 and as follows in this Article 6, shall be paid within sixty (60) days after the end of each calendar quarter period in which such royalties are earned during the Royalty Term for each Product. With each such quarterly payment Merck shall furnish Aurora a royalty statement, setting forth on a country-by-country basis: (i) gross sales (less returns and on-invoice allowances), (ii) deductions from gross sales, and (iii) Net Sales for such Product.

    6.2 Currency of Payment. All payments to be made under this Agreement, including the royalties payable to Aurora by Merck, shall be paid in U.S. dollars by wire transfer or other mutually acceptable means to a bank account designated by the recipient. Royalties earned shall be determined from the Net Sales in the currency of the country in which they are earned and then converted into dollars using the rate of exchange published by Reuters Ltd. for the spot purchase of U.S. dollars at 7:15 a.m., Eastern Standard Time, on the third (3rd) banking day preceding the end of the calendar quarter for which royalties are being calculated.

    6.3 Taxes Withheld. Any income or other tax that Merck, its Subsidiaries, its Authorized Affiliates, Licensees, or Licensors is required by a government agency to withhold and pay on behalf of Aurora with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to the recipient; provided, however, that in regard to any tax so deducted, Merck shall give or cause to be given to Aurora such assistance as may reasonably be necessary to enable Aurora to claim exemption therefrom or credit therefor, and in each case shall furnish the recipient proper evidence of the taxes paid on Aurora's behalf.

    6.4 Records.

        6.4.1 Net Sales and Royalty Calculations. During the Royalty Term and for two (2) years from the date of each payment of royalties, Merck shall keep complete and accurate records of sales and all other information necessary to calculate Net Sales of each Product in sufficient detail to allow the accrued royalties to be determined accurately in accordance with GAAP. Aurora, with reasonable written notice to Merck, shall have the right to cause Aurora's independent, certified public accountant to audit such records not more than once each year at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales and royalty payments. Aurora shall bear the full cost of such audit unless such audit discloses an underpayment of more than ten percent (10%) from the amount of the royalties due under this Agreement, in which event, Merck shall bear the reasonable cost of such audit. Such accountant shall disclose only whether the royalty reports are correct and

*** CONFIDENTIAL TREATMENT REQUESTED
           the details of any discrepancies. Aurora shall cause such accountant to enter into a confidentiality agreement with Merck. Within thirty
           (30) days of notification by Aurora of any underpayment of royalties, Merck will notify Aurora whether it agrees with the conclusion of such accountant. If Merck agrees with the conclusion of such account, Merck will remit to Aurora the amount of any such underpayment. If such accountant concludes that Merck has made an overpayment of royalties, Aurora will so notify Merck. If Merck agrees with the conclusion of overpayment, the amount of such overpayment will be credited toward any future royalties payable hereunder.

        6.4.2  Tracking Records for Collaborative Screens.

           6.4.2.1 The compounds, screens and targets tested using a Collaborative Screen will be recorded by Merck using its customary means and in a computer searchable database on a storage device. The information stored will include the target, screen type, the concentration, structure and activity of the compound tested, and date of testing. Records of any Hits or any compound subject to additional screening will be stored by Merck in a computer searchable database. Upon written request by Aurora, Merck will create an annual written report of Hits or Derivatives subjected to additional screening, in vivo testing, computer modeling, medicinal chemistry or an IND to date. All the records described in this Section 6.4.2.1 are collectively referred to as tracking records (the "Tracking Records"). The Tracking Records shall be securely retained for no less than ten
               (10) years from the last use of a Collaborative Screen. Upon reasonable request by Aurora and at a minimum once every six (6) months, Merck will provide Aurora with a list of Development Candidates and Products on which royalties or milestones will be payable.

    6.5 Trade Secret Royalty. The parties acknowledge that the principal value contributed by Aurora under this Agreement is the enhanced probability of identifying leads for Products, such as human pharmaceutical products (or other products having commercial value), and the potential to generate multiple leads, either or both of which the parties reasonably believe will lessen the time required to bring pharmaceutical products to market and increase the efficiency of drug discovery and development processes and technologies. Additionally, the parties acknowledge that Aurora may not own or Control patent applications or patents covering the manufacture, sale, use, or importation of a particular Development Candidate or Product. Merck acknowledges and agrees that the value it receives hereunder is in the access and use of the System, Collaborative Screens or Aurora Technology. Accordingly, Merck agrees to pay those royalties and other amounts at the applicable rate specified under the Agreement, regardless of whether a Product is covered by a patent application or patent within the Aurora Patent Rights.

7    INTELLECTUAL PROPERTY ENFORCEMENT AND DEFENSE OF INFRINGEMENT CLAIMS

    7.1 Intellectual Property Enforcement. Merck and Aurora shall have the right, but not the obligation, to bring proceedings against any Third Party for the inappropriate use, including patent infringement, of Technology, Copyrights or Patent Rights solely owned or Controlled by it, and at its own risk and expense. Such party shall be entitled to retain any

*** CONFIDENTIAL TREATMENT REQUESTED
        and all awards or damages obtained in any such proceeding. At the request of either party, the other party shall give the requesting party, at the requesting party's expense, all reasonable assistance required to file and conduct any such proceeding. For jointly owned Technology, Copyrights or Patent Rights, Merck and Aurora shall use their best efforts to coordinate pursuing a commercially reasonable action to address inappropriate use, including patent infringement, by Third Parties of such Technology, Copyrights and Patent Rights and to determine how expenses and any recovery from such action shall be allocated between the parties. Merck will make reasonable efforts to provide Aurora with any information known to Merck relating to the suspected or actual inappropriate use, including patent infringement, of Aurora Technology and Aurora Patent Rights.

    7.2 Defense of Infringement Claims Pertaining to Hits, Development Candidates, and Products. Aurora will cooperate with Merck, at Merck's expense, in the defense of any suit, action or proceeding against Aurora, or Merck and its Affiliates alleging the infringement of the intellectual property rights of a Third Party by reason of the manufacture, use or sale of a Hit, Development Candidate, or Product by Merck, its Subsidiaries or Authorized Affiliates. Merck shall give Aurora prompt written notice of the commencement of any such suit, action, proceeding or claim of infringement. Aurora shall give to Merck all authority, information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, that if Aurora should join in any such suit, action or proceeding pursuant to this
        Section 7.2 and at the request of Merck, Merck shall hold Aurora, free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, and Aurora shall execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with such litigation.

    7.3 Defense of Infringement Claims Pertaining to Aurora Technology and Aurora Patent Rights. Merck will cooperate with Aurora, at Aurora's expense, in the defense of any suit, action or proceeding against Aurora alleging the infringement of the intellectual property rights of a Third Party by reason of Aurora's use of any Aurora Patent Rights and Aurora Technology in performing its obligations under this Agreement. Aurora shall give Merck prompt written notice of the commencement of any such suit, action, proceeding or claim of infringement. Merck shall give to Aurora all authority, information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, that if Merck should join in any such suit, action or proceeding pursuant to this Section 7.3 and at the request of Aurora, Aurora shall hold Merck, free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, and Merck shall execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with such litigation.

8    TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY

    8.1 Confidentiality.

*** CONFIDENTIAL TREATMENT REQUESTED

        8.1.1 Subject to the terms and conditions of this Agreement, Merck and Aurora each agree that, during the term of this Agreement and for ***, it will use best efforts to keep confidential all Confidential Information that is disclosed to it or to any of its Affiliates by the other party in connection with the performance of this Agreement. Neither Merck nor Aurora nor any of their respective Affiliates shall use the other party's Confidential Information except as expressly permitted in this Agreement. Nor will either party disclose the other party's Confidential Information to an Affiliate that is not a Subsidiary or Authorized Affliliate, without the written consent of such other party.

        8.1.2 Merck and Aurora each agree that any disclosure of the other's Confidential Information to any officer, employee, contractor, consultant, sublicensee, or agent of the other party shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and to exercise the rights granted to it hereunder, shall be limited to the extent consistent with such responsibilities and rights, and shall be provided only to such persons or entities who are bound to maintain same in confidence in a like manner as the party receiving same hereunder is so required. Each party shall use reasonable efforts to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information, using efforts which are not less than efforts it would customarily take to preserve the confidentiality of its own Confidential Information. ***. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request of the other party following any termination of this Agreement, except for one (1) copy which may be kept for the purpose of ascertaining and complying with continuing confidentiality obligations under this Agreement.

        8.1.3 Confidential Information shall not include any information which the receiving party can prove by competent evidence:

                      i) is now, or hereafter becomes, through no fault of the receiving party, generally known or available;

                      ii) is known by the receiving party at the time of receiving such information, as evidenced by its records;

                      iii) is hereafter furnished to the receiving party without restriction as to disclosure or use by a Third Party lawfully entitled to so furnish same;

                      iv) is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party's Confidential Information;

                      v) is the subject of a written permission to disclose provided by the disclosing party; or

*** CONFIDENTIAL TREATMENT REQUESTED

                      vi) is provided by the disclosing party to a Third Party without restriction as to confidentiality.

        A party may also disclose Confidential Information of the other where required to do so by law or legal process, provided that, in such event, the party required to so disclose shall give maximum practical advance written notice of same to the other party and will cooperate with the other party's efforts to seek, at the request and expense of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable law. The parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. A party shall have the further right to disclose the material financial terms of this Agreement under strictures of confidentiality to any potential acquirer, bona fide potential strategic partner or collaborator, merger partner, bank, venture capital firm, or other financial institution to obtain financing with the consent of the other party hereto, not to be unreasonably withheld. The parties agree that information developed during the course of a Collaborative Screen Program or a Merck-funded project pursuant to
        Section 3.1.1.3 (i) will be considered Confidential Information of Merck and shall be subject to the confidentiality requirements of this Section
        8.1. Notwithstanding the foregoing, Aurora may disclose and use such information which is related to the improvements licensed to Aurora by Merck pursuant to Section 5.3.2 in the course of screen development under strictures of confidentiality to bona fide sublicensees. The parties agree that information developed during a jointly funded project pursuant to Section 3.1.1.3 (ii) will be considered Confidential Information of both parties and shall be subject to the confidentiality requirements of this Section 8.1.

    8.2 Publication of Results. If either party desires to publish or otherwise disclose the results and data obtained by the parties in the course of a Collaborative Screen Program or in the course of a project pursuant to
        Section 3.1.1.3, such party shall provide a copy of any such proposed public disclosure to the other party at least sixty (60) calendar days prior to such disclosure. The other party shall have forty-five (45) calendar days from the receipt of such proposed public disclosure to object to the proposed disclosure or any portion thereof (a) on the basis that it contains or references unprotected patentable subject matter or (b) violates any provision of this Agreement, including the confidentiality provisions hereof or (c) is factually inaccurate. Notwithstanding anything herein to the contrary, if such party objects on the basis that the disclosure contains unprotected patentable subject matter, the disclosing party shall refrain from making the disclosure for ninety (90) calendar days from the date of the other party's objection in order to allow the other party an opportunity to obtain proper legal protection for the subject matter contained in the proposed public disclosure. In the event that the other party objects to any proposed public disclosure on the basis that some or all of said disclosure violates the confidentiality terms of this Agreement, said disclosure shall not be made. In addition the parties agree to credit each other when a publication is based in whole or in significant part of the other party's Technology.

    8.3 Publicity. Neither party may make any public announcement or otherwise disclose the terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Upon execution of this Agreement, the parties shall issue a press release in the form mutually agreed upon variant thereof. Any additional press

*** CONFIDENTIAL TREATMENT REQUESTED
        releases or public announcements with respect to this Agreement or the transactions and activities contemplated herein shall be at such time and in such manner as the parties shall mutually agree upon.

9    PATENT PROSECUTION AND COPYRIGHTS

    9.1 Patent Filing, Prosecution and Maintenance. Merck will have responsibility and sole control, at Merck's expense, for the filing, prosecution (including an opposition or interference) and maintenance of patents and patent applications claiming Compounds, Derivatives, Hits Development Candidates or Products and the pharmaceutical uses thereof and any Inventions owned by Merck or assigned to Merck hereunder and which are not licensed to Aurora pursuant to Sections 5.3.2. Aurora will have responsibility and sole control, at Aurora's expense, for the filing, prosecution (including an opposition or interference) and maintenance of patents and patent applications relating to the System and Aurora Reporters; provided, however, that with respect to patents or patent applications claiming Inventions licensed by Merck to Aurora pursuant to Sections 5.3.2 and jointly owned patents and patent applications, Merck and Aurora will cooperate in the filing, prosecution (including an opposition or interference), and maintenance of such patents and patent applications and the parties will share equally in the control and expenses (including attorney fees) for such patents and such patent applications. Should one party choose not to share in the control, filing, prosecution, expense or maintenance of such patents or patent applications, the other party with thirty (30) days written notice to the non-sharing party may choose either (i) to gain sole control of the filing, prosecution (including an opposition or interference) or maintenance of such patents or patent applications or
        (ii) to abandon the same; provided, however, that the party that proceeds with the filing, prosecution (including an opposition or interference), and maintenance will have sole responsibility for, and sole control of the same and expenses; further provided, however, that the party that does not proceed with such filing, prosecution, maintenance and expenses will perfect the assignment of rights to the party proceeding with such filing, prosecution, maintenance and expenses. At Merck's reasonable request, not to exceed one request per year, Aurora will use reasonable efforts to provide Merck with copies of patent applications related to Aurora Patent Rights licensed under
        Section 5.1, including patent applications covering improvements to Aurora Reporters.

    9.2 Copyrights. The parties agree to treat and handle, to the maximum practical extent, any copyrights owned or Controlled by a party or parties in the same manner as Patent Rights owned or Controlled by such party or the parties.

10   WARRANTIES AND INDEMNIFICATION

    10.1 Mutual Representations and Warranties. The parties make the following representations and warranties to each other:

        10.1.1 Corporate Power. Each party hereby represents and warrants that such party is duly organized and validly existing under the laws of the state of its incorporation and has

*** CONFIDENTIAL TREATMENT REQUESTED
           full corporate power and authority to enter into this Agreement and to perform its obligations under the Agreement.

        10.1.2 Due Authorization. Each party hereby represents and warrants that such party (a) has the requisite power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder; and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

    10.2 Warranties and Aurora Technology. Aurora represents and warrants to Merck on and before the Effective Date that to the best knowledge of
        Aurora:

           ***.

        10.2.1 ***.

        10.2.2 EXCEPT AS SET FORTH IN SECTION 10.2 ABOVE, AURORA (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO AURORA PATENT RIGHTS, AURORA COPYRIGHTS AND AURORA TECHNOLOGY. AURORA FURTHER DISCLAIMS I) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF AURORA TECHNOLOGY, A DELIVERABLE, A VIPR, AN OPTIONAL DELIVERABLE, AND AURORA PATENT RIGHTS, II) ANY EXPRESS OR IMPLIED WARRANTY THAT THE PRACTICE OF AURORA COPYRIGHTS, AURORA TECHNOLOGY OR AURORA PATENT RIGHTS WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY, AND III) ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE PATENTABILITY OF ANY AURORA TECHNOLOGY, INCLUDING AURORA TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF AURORA PATENT RIGHTS.

    10.3 Aurora Indemnification. Aurora hereby agrees to indemnify, defend and hold Merck, and its officers, directors, employees, and agents (collectively, the "Merck Indemnitees") harmless from and against all damages or other amounts payable to a Third Party, including reasonable attorneys' fees and costs of litigation, resulting from a suit or ***.

    10.4 Warranties and Merck Technology. Merck represents and warrants to Aurora on and before the Effective Date that to the best knowledge of
        Merck:
           ***.

        10.4.1 EXCEPT AS SET FORTH IN SECTION 10.4 ABOVE, MERCK (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIM ANY
           REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED,

*** CONFIDENTIAL TREATMENT REQUESTED

           RELATING TO MERCK PATENT RIGHTS, MERCK COPYRIGHTS AND MERCK TECHNOLOGY. MERCK FURTHER DISCLAIMS: I) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF MERCK TECHNOLOGY OR MERCK PATENT RIGHTS; II) ANY EXPRESS OR IMPLIED WARRANTY THAT THE PRACTICE OF MERCK COPYRIGHTS, MERCK TECHNOLOGY OR MERCK PATENT RIGHTS WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND III) THE PATENTABILITY OF ANY MERCK TECHNOLOGY, INCLUDING MERCK TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF MERCK PATENT RIGHTS.

    10.5 Merck Indemnification. Merck hereby agrees to indemnify, defend and hold Aurora, and its officers, directors, employees, and agents (collectively, the "Aurora Indemnitees") harmless from and against all damages or other amounts payable to a Third Party, including reasonable attorneys' fees and costs of litigation, ***.

11   TERM, EARLY SYSTEM PURCHASE CONCLUSION AND TERMINATION

    11.1 Term. The term of this Agreement will begin on the Effective Date and shall continue until expiration of the ***.

    11.2 Termination by Mutual Agreement. The parties may at any time terminate this Agreement, in whole or in part, by written agreement executed by both Aurora and Merck. In such event, the document effecting such termination shall specify the continuation or termination of any license rights granted hereunder, as well as any other terms agreed to by both parties.

        11.2.1 ***.

    11.3      ***.

    11.4 Effect of Expiration or Termination. Except as provided by Section 11.4, Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the parties under Sections 3.1.4, 5.3, 5.1.8,, 10.2.2, 10.3, 10.4.1, 10.5, Articles 6, 7, 8, 9, and
        12, thereof, as well as any provisions, which, by their intent or meaning are intended to so survive, shall survive termination or expiration of this Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties under Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 hereof shall terminate and be of no further force or effect whatsoever upon any termination of this Agreement.

    11.5 Effect of Expiration or Termination. Except as provided by Section 11.4, Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the parties under ***, thereof, as well as any provisions, which, by their intent or meaning are intended to so survive, shall survive termination or expiration of this Agreement. Except as otherwise

*** CONFIDENTIAL TREATMENT REQUESTED
        expressly provided in this Agreement, the rights and obligations of the parties under *** hereof shall terminate and be of no further force or effect whatsoever upon any termination of this Agreement.

12   MISCELLANEOUS

    12.1 Assignment. Notwithstanding any provision of this Agreement to the contrary, ***.

    12.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

    12.3 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood (including but not limited to, floods caused by El Nino), earthquake, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and thereafter takes all reasonable steps to mitigate any such delay in performance hereunder and any damages that may be incurred by the other party thereby.

    12.4 Notices. Any notices or communications provided for in this Agreement to be made by either of the parties to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth below. Any such notice or communication may also be given by hand, by courier or by facsimile to the appropriate designation. Notices shall be sent:

If to Merck, to:      Merck & Co., Inc.
                      P.O. Box 100
                      One Merck Drive
                      Whitehouse Station, NJ 08889-0100

Attention:            Vice President, Corporate Licensing

Copy:                 Office of Secretary
                      Fax: 908-735-1246

If to Aurora, to:     Aurora Biosciences Corporation
                      11010 Torreyana Road
                      San Diego, CA  92121

Attention:            Timothy J. Rink, M.D., Sc.D.
                      Chairman, CEO, and President

Copy:                 Paul A. Grayson
                      Senior Vice President, Corporate Development

*** CONFIDENTIAL TREATMENT REQUESTED

                      Fax: 619-452-5723

        provided that if such notice or communication relates to an amendment to this Agreement or to any notice pursuant to Article 11 hereof, a copy shall also be sent to:

If to Aurora, to:            John Mendlein, Ph.D., J.D.
                             Vice President, Senior Legal Counsel
                             Aurora Biosciences Corporation
                             11010 Torreyana Road
                             San Diego, CA  92121

    Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by mail, facsimile or courier shall be effective upon receipt and notices given by hand shall be effective when delivered.

    12.5 Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to its rules of conflict of laws as such laws are applied to contracts entered into and to be performed within such state.

    12.6 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or any of other of such party's rights or remedies provided in this Agreement.

    12.7 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to effectuated.

    12.8 Independent Contractors. It is expressly agreed that Aurora and Merck shall be independent contractors and that the relationship between the two parties shall not constitute a partnership or agency of any kind. Neither Aurora nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

*** CONFIDENTIAL TREATMENT REQUESTED

    12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.10 Entire Agreement. This Agreement between the parties sets forth all of the covenants promises, agreements, warranties, representations, conditions and understandings between the parties hereto, and supersedes and terminates all prior agreements and understanding between the parties, with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representation conditions or understandings; either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties. This Agreement shall not be strictly construed against either party hereto. Any conflict between the terms set forth in the text of this Agreement and the terms of any Exhibit hereto shall be resolved in favor of the text of this Agreement.

    12.11 No Third Party Beneficiaries. No Third Party, including any employee of any party to this Agreement when acting within the scope of his or her employment, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

    12.12 Construction. The term "Article" or "Section" can refer to any single paragraph level found herein or any collection of multiple paragraphs.

    12.13 Dispute Resolution. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration. The parties agree that prior to any arbitration concerning this Agreement, a member of Merck's senior management and Aurora's president will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement. Within thirty
        (30) days of a formal request by either party to the other, any party may, by written notice to the other, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within thirty (30) days after such notice is received. Any dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties pursuant to Section 12.13 shall be resolved by final and binding arbitration conducted in Denver, Colorado (unless the parties mutually agree to another location) under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter which is at issue in the dispute. One arbitrator will be selected by Merck and one arbitrator will be selected by Aurora and the third arbitrator will be appointed by the AAA. In conducting the arbitration, the arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery (and provided that the arbitrators shall permit such discovery they

*** CONFIDENTIAL TREATMENT REQUESTED
        deem necessary to permit an equitable resolution of the dispute), and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or replevin of property. The arbitrators shall also be able to award actual or general damages, but shall not award any other form of damage (e.g., consequential, punitive or exemplary damages). The parties shall share equally the arbitrator's fees and expenses pending the resolution of the arbitration unless the arbitrators require the non-prevailing party to bear all or any portion of the costs of the prevailing party. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party. Notwithstanding anything to the contrary in this Section 12, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Articles 5, or 8 hereof, or otherwise to enforce and protect the patent rights, copyrights, trademarks, or other intellectual property rights owned or Controlled by such party. In no event shall a demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


MERCK & CO., INC.                     AURORA BIOSCIENCES CORPORATION

By: /s/ EDWARD M. SCOLNICK            By: /s/ TIMOTHY J. RINK
   -----------------------------         ---------------------------------------
Name: Edward M. Scolnick              Name: Timothy J. Rink
     ---------------------------           -------------------------------------
Title: President, Merck Research      Title: President & Chief Executive Officer
      --------------------------            ------------------------------------
       Laboratories
      --------------------------


*** CONFIDENTIAL TREATMENT REQUESTED

                                LIST OF EXHIBITS



***


*** CONFIDENTIAL TREATMENT REQUESTED